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[GRAPHIC OMITTED] INKINE
                  PHARMACEUTICAL
                  COMPANY, INC.

January 18, 2005

John M. Cullen, Ph.D., J.D.
41 Sherman Drive
Malvern, PA 19355

Dear John:

         I am pleased to offer you the Senior Vice President and General Counsel position with InKine Pharmaceutical Company, Inc. (The "Corporation"). This position will report directly to Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer. You will be an Officer of the Company and act as Secretary to the Company's Board of Directors. You will be responsible for overseeing all legal matters and Human Resources, and you will have a participatory role in setting corporate strategy and business development strategy. Your effective date of employment will be January 26, 2005. For the first month you will provide InKine two full days of service; the second month three full days of service; the third month four full days of service, and full-time thereafter. Your salary will be pro-rated the first three months. Commencing the week of April 25, you will have terminated all Consulting activities. Your evening professorial role will be allowed to continue, and in fact, is encouraged.

         Accordingly, we would like to extend to you the following offer of employment.

                    1. You shall receive a base salary of $9,375.00 per
                       semi-monthly pay period (equivalent to $225,000 on an annual basis).

                    2. You shall receive options to purchase 50,000 shares of
                       Common Stock of the Corporation (the "Original Grant"). You will be eligible to receive additional grants of options in the future as may be granted by the Compensation Committee of the Board of Directors. Vesting of the original option grant will be over a four (4) year period.

                    3. You will be eligible for an annual incentive bonus based on Company and individual performance.

                    4. You shall be eligible to participate in our about to be established Long-Term Incentive Plan.

                    5. You shall be entitled to four (4) weeks vacation per
                       annum during the term of your employment. Vacation shall accrue monthly at a rate of 1.66 days per month. In addition, the Corporation shall make available to you a 401K plan, and to you and your dependents, such paid medical, long-term disability, term life insurance and such other health benefits as the Corporation makes available to its employees.

                    6. In the event you are terminated "without cause" you will receive six months severance. If, however, the Company undergoes M & A activity, or the Company is purchased outright and your role is terminated, you will be entitled to one-year severance.

                    7. In addition, an employment agreement satisfactory to the
                       Corporation and you will be signed within reasonable time after the commencement of your employment and will contain the foregoing provisions and additional provisions relating to, without limitation, confidentiality of certain information and restrictions on activities in competition with the Corporation.


              1787 SENTRY PARKWAY WEST o BUILDING 18 o SUITE 440 o
                          BLUE BELL, PENNSYLVANIA 19422

                    TEL: (215) 283-6850 o FAX: (215) 283-4600

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All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, (including any successor as a result of a merger or similar reorganization) and assigns the parties hereto, except to the extent that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at InKine Pharmaceutical Company, Inc. Please indicate acceptance of this offer, which is for at will employment, by your signature below.





                                           Very truly yours,



                                           /s/ Robert F. Apple
                                           -------------------------------
                                           Robert F. Apple
                                           Chief Operating and Financial Officer

I accept the position under the terms described above.


/s/ John M. Cullen, Ph.D., J.D.
------------------------------------------
John M. Cullen, Ph.D., J.D.